Exhibit 99.1

Blue Apron Holdings, Inc. Reports Fourth Quarter and Full Year 2020 Results

Key Highlights:

●	Net revenue for the fourth quarter of 2020 increased 22% year over year to $115.5 million driven, in part, by the continued execution of the company’s growth strategy, including through product innovation.
●	Key customer metrics’ year-over-year growth continued in the fourth quarter as Average Order Value grew 6% to over $61, the highest reported level since prior to 2015; Orders per Customer rose 15% year over year to 5.3 and Average Revenue per Customer increased 22% to $327.
●	Net loss improved $10.0 million, or 46%, year over year in the fourth quarter to $(11.9) million; adjusted EBITDA improved $6.7 million, or 80%, year over year to $(1.7) million.
●	Strengthened executive team with the appointments of Randy Greben as Chief Financial Officer and Charlean Gmunder as Chief Operating Officer.
●	First quarter 2021 outlook contemplates quarterly sequential and year over year Customer and net revenue growth.

New York, NY – February 18, 2021 – Blue Apron Holdings, Inc. (NYSE: APRN) announced today financial results for the quarter and full year ended December 31, 2020.

“Fourth quarter operating results exceeded guidance as we grew net revenue year over year by 22% to $115.5 million. The fourth quarter marks the third consecutive quarter of double-digit year over year increase in net revenue and highlights our continued operating momentum,” said Linda Findley Kozlowski, Blue Apron’s President and Chief Executive Officer. “Product innovation remains central to our strategy and initiatives to drive customer attraction and engagement. We introduced more new products in 2020 than in any prior year, including the recent launch of our new recipe customization and additional ways for our customers to get more meals from us each week. Both product introductions were well received by our customers and contributed to growth in key customer metrics such as Orders per Customer and Average Order Value, as well as Average Revenue per Customer, which exceeded $300 for the third consecutive quarter. We continue to support our brand and entire range of offerings with more efficient marketing, which is helping us see faster payback periods on customer acquisition.”

Key Customer Metrics

Key customer metrics included in the chart below reflect the company’s deliberate marketing investments while executing on strategic priorities, as well as the ongoing impact of changes in consumer behavior and labor availability as a result of the COVID- 19 pandemic, in addition to other trends of the business and seasonality.

	Three Months Ended
	December 31,	September 30,	December 31,
	2020	2020	2019
Orders (in thousands)	1,879	1,917	1,622
Customers (in thousands)	353	357	351
Average Order Value	$61.43	$58.56	$58.14
Orders per Customer	5.3	5.4	4.6
Average Revenue per Customer	$327	$314	$269

For a description of how Blue Apron defines and uses these key customer metrics, please see “Use of Key Customer Metrics” below.

Kozlowski continued, “We expect revenue growth to continue in 2021, as we benefit from the ongoing execution of our growth initiatives focused on driving demand, ongoing fulfillment center efficiency initiatives and capacity improvements. With our improved balance sheet and financial flexibility, we intend to leverage our operating momentum with plans for additional new product innovations this year. Importantly, we plan to offer additional variety, flexibility and choice that we believe will further differentiate Blue Apron while accelerating marketing investment to drive additional customer engagement and retention. We expect this work will result in a year-over-year first quarter net revenue growth of approximately 23% to 27%. In addition, for full year 2021, we expect to see year over year double-digit revenue growth, while we continue to invest to build our foundation to achieve our goal of consistent future annual positive adjusted EBITDA.”

Fourth Quarter 2020 Financial Results

●	Net revenue in the fourth quarter of 2020 increased 22% year over year to $115.5 million with continued improvement in Orders per Customer and Average Order Value which reflect, in part, the continued execution of the company’s growth strategy, including through product innovation, as well as changes in consumer behavior due to the pandemic as customers ordered more frequently and added more meals per order. Net revenue increased 3% sequentially quarter over quarter, largely due to higher than normal credits relating to an onion recall in the third quarter compared to lower refunds and credits in the fourth quarter, coupled with expanded product offerings and marketing initiatives in the fourth quarter.
●	Cost of goods sold, excluding depreciation and amortization (COGS), as a percentage of net revenue, improved 40 basis points year over year from 61.0% to 60.6% primarily driven by efficiencies and scale in shipping, fulfillment packaging, and labor costs, partially offset by increased food costs relating to outsourcing certain functions to help increase fulfillment center capacity in response to increased customer demand during the COVID-19 pandemic. COGS improved by 580 basis points as a percentage of net revenue on a sequential basis largely due to decreases across all categories reflecting the expected seasonal trends in the business.
●	Marketing expenses were $12.5 million, or 10.8% as a percentage of net revenue, in the fourth quarter of 2020, compared to $12.1 million, or 12.8% as a percentage of net revenue, in the fourth quarter of 2019 as the company was able to slightly increase its marketing efforts while continuing to balance marketing efforts with fulfillment center capacity.
●	Product, technology, general and administrative (PTG&A) expenses increased 4% year-over year to $36.8 million in the fourth quarter of 2020 from $35.3 million in the fourth quarter of 2019 mainly impacted by investments in personnel to support the growth in the business.
●	Net loss was $11.9 million and diluted loss per share was $0.67 in the fourth quarter of 2020, based on 17.8 million weighted-average common shares outstanding, compared to a net loss of $21.9 million and diluted loss per share of $1.66 in the fourth quarter of 2019, based on 13.2 million weighted-average common shares outstanding. Net loss decreased by $3.4 million quarter over quarter from a net loss of $15.3 million in the third quarter of 2020.
●	Adjusted EBITDA improved 80% year-over-year to a loss of $1.7 million in the fourth quarter of 2020, compared to a loss of $8.3 million in the fourth quarter of 2019. Sequentially, adjusted EBITDA improved by $3.0 million quarter-over-quarter from a loss of $4.7 million in the third quarter of 2020.

Full Year 2020 Financial Results

●	Net revenue for 2020 increased 1% year over year to $460.6 million from $454.9 million in 2019, primarily due to improvements in key customer metrics such as Orders per Customer and Average Order Value which reflect changes in consumer behavior due to the pandemic as customers ordered more frequently and added more meals per order, as well as the continued execution of the company’s growth strategy which included the launch of more new products in 2020 than in any prior year.
●	Net loss for 2020 was $46.2 million and diluted loss per share was $3.06, based on 15.1 million weighted-average common shares outstanding, compared to net loss of $61.1 million and diluted loss per share of $4.67, based on 13.1 million weighted-average shares outstanding for full year 2019.
●	Adjusted EBITDA for 2020 was a loss of $1.0 million, compared to a loss of $8.4 million for 2019, reflecting the company’s continued focus on expense management and optimization of its cost structure.

Liquidity and Capital Resources

●	Cash and cash equivalents were $44.1 million as of December 31, 2020.
●	Cash used in operating activities totaled $1.3 million for the fourth quarter of 2020 compared to cash used of $10.9 million in the fourth quarter of the prior year. The improvement in operating cash flow was driven by expense management and working capital management. Cash used in operating activities totaled $5.4 million in 2020, compared to cash used in operating activities of $16.5 million in the prior year.
●	Capital expenditures totaled $1.2 million for the fourth quarter of 2020, representing a reduction of $0.1 million in capital expenditures from the fourth quarter of 2019. Capital expenditures in 2020 totaled $6.0 million, representing an increase of $0.8 million from the prior year.
●	Free cash flow was $(2.5) million for the fourth quarter of 2020 compared to $(12.2) million in the fourth quarter of the prior year driven by improved operating cash flow and slightly reduced capital expenditures. Free cash flow for 2020 totaled $(11.4) million, representing an improvement of $10.3 million from the prior year.
●	In the fourth quarter of 2020, the company entered into a $35.0 million senior secured term loan that matures in March 2023. The net proceeds of the senior secured term loan, together with cash on hand of approximately $10.3 million, were used to pay off the remaining outstanding balance on the revolving credit facility that was due to mature in August 2021.

Outlook

Blue Apron today provided an outlook for certain first quarter 2021 financial metrics, reflecting certain assumptions regarding the company’s business including the impact of its operational improvements, trends, historical seasonal factors, the continuing impact of COVID-19 on its business (including as a result of changes in consumer behavior), and plans to increase marketing investments. The following guidance assumes that the company will not experience any unforeseen significant disruptions in its fulfillment operations or supply chain as a result of the COVID-19 pandemic or otherwise. In addition, because the timing of the onion recall recovery remains uncertain, we are not assuming receipt of the up to $2.0 million of credits in our first quarter outlook.

For the first quarter, the company expects net revenue will grow approximately 23% to 27% year over year to approximately $125 million to $129 million. The company also expects a quarterly sequential and year-over-year increase in Customers for the first quarter of 2021. Assuming similar historical seasonal demand and cost trends, the company expects to incur a net loss of no more than $16.0 million and an adjusted EBITDA loss of no more than $6.0 million.

For the full year 2021, Blue Apron expects to generate double-digit net revenue growth.

Impact of COVID-19 on Blue Apron’s Business

Since late March 2020, Blue Apron has experienced increased demand for its meal kits reflecting, in part, changes to consumer behavior in response to the COVID-19 pandemic. In order to meet the increased demand, the company continued to focus on increasing capacity at its fulfillment centers, including hiring new employees, increasing wages for frontline workers, and temporarily reducing menu options, which limits the need to change production lines and allows for more time to pack meal kits. During the COVID-19 pandemic, Blue Apron has experienced hiring and attendance challenges similar to other companies. As a result, the company has, from time to time, closed some weekly offering cycles early and delayed the launch of certain new products. At the same time, the company has implemented a variety of safety measures following federal, state, and local guidelines at its fulfillment centers.

Management continues to monitor the impact of the COVID-19 pandemic on the company’s business, including changes to consumer behavior relating to cooking at home. While the company believes that a portion of the increased demand it has experienced over the last few months can be sustained through the first half of 2021 and potentially beyond, this will likely occur at varying levels as the impact of the pandemic changes over time.

Conference Call and Webcast

Blue Apron will hold a conference call and webcast today at 8:30 a.m., Eastern Time to discuss its fourth quarter and full year 2020 results and business outlook. The conference call can be accessed by dialing (877) 883-0383 or (412) 902-6506, utilizing the conference ID 3502596. Alternatively, participants may access the live webcast on Blue Apron’s Investor Relations website at investors.blueapron.com.

A recording of the webcast will also be available on Blue Apron’s Investor Relations website at investors.blueapron.com following the conference call. Additionally, a replay of the conference call can be accessed until Thursday, February 25, 2021 by dialing (877) 344-7529 or (412) 317-0088, utilizing the conference ID 10152088.

About Blue Apron

Blue Apron’s vision is “better living through better food.” Launched in 2012, Blue Apron offers fresh, chef-designed recipes that empower home cooks to embrace their culinary curiosity and challenge their abilities to see what a difference cooking quality food can make in their lives. Through its mission to spark discovery, connection and joy through cooking, Blue Apron continuously focuses on bringing incredible recipes to its customers, while minimizing its carbon footprint, reducing food waste, and promoting diversity and inclusion.

Forward-Looking Statements

This press release includes statements concerning Blue Apron Holdings, Inc. and its future expectations, plans and prospects that constitute "forward-looking statements" within the meaning of the Private Securities

Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terms such as "may," "should," "expects," "plans," “forecasts,” "anticipates," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of these terms or other similar expressions. Blue Apron has based these forward-looking statements largely on its current expectations and projections about future events and financial trends that it believes may affect its business, financial condition and results of operations. These forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions including, without limitation, the company achieving its expectations with regards to its expenses and net revenue and its ability to grow adjusted EBITDA and to achieve or maintain profitability, the continued sufficiency of the company’s cash resources, the company’s need for additional financing, its ability to effectively manage expenses and cash flows, and its ability to remain in compliance with the financial and other covenants under the company’s indebtedness; its ability to sustain the increased demand resulting from the COVID-19 pandemic and the company’s growth strategy, and to retain new customers; its ability, including the timing and extent, to sufficiently manage costs and to fund investments in operations from cash from operations or additional financings in amounts necessary to continue to support the execution of the company’s growth strategy; its ability, including the timing and extent, to successfully execute the company’s growth strategy, cost-effectively attract new customers and retain existing customers, continue to expand its direct-to-consumer product offerings and continue to benefit from the implementation of operational efficiency practices; changes in consumer behaviors that could lead to declines in demand, both as the COVID-19 pandemic’s impact on consumer behavior tapers, particularly as a result of fewer restrictions on dining options, and as a COVID-19 vaccine becomes widely available in the United States, and/or if consumer spending habits are negatively impacted by worsening economic conditions; any material and adverse impact of the COVID-19 pandemic on the company’s operations and results, including as a result of the company’s inability to meet demand due to loss of adequate labor, whether as a result of heightened absenteeism or challenges in recruiting and retention or otherwise, prolonged closures, or series of temporary closures, of one or more fulfillment centers and supply chain or carrier interruptions or delays; its ability to attract and retain qualified employees and key personnel in sufficient numbers; its ability to effectively compete; its ability to maintain and grow the value of the company’s brand and reputation; its expectations regarding, and the stability of, its supply chain, including potential shortages or interruptions in the supply or delivery of ingredients, as a result of COVID-19 or otherwise; its ability to maintain food safety and prevent food-borne illness incidents and its susceptibility to supplier-initiated recalls; its ability to accommodate general changes in consumer tastes and preferences or in consumer spending; its ability to comply with modified or new laws and regulations applying to its business; risks resulting from its vulnerability to adverse weather conditions, natural disasters and public health crises, including pandemics; its ability to obtain and maintain intellectual property protection; and other risks more fully described in the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 filed with the Securities and Exchange Commission (“SEC”) on October 29, 2020, the company’s Annual Report on Form 10-K for the year ended December 31, 2020 to be filed with the SEC, and in other filings that the company may make with the SEC in the future. The company assumes no obligation to update any forward-looking statements contained in this press release as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information

This press release includes non-GAAP financial measures, adjusted EBITDA and free cash flow, that are not prepared in accordance with, nor an alternative to, financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). In addition, these non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly-titled measures presented by other companies.

The company defines adjusted EBITDA as net earnings (loss) before interest income (expense), net, other operating expense, other income (expense), net, benefit (provision) for income taxes and depreciation and amortization, adjusted to eliminate share-based compensation expense. The company presents adjusted EBITDA because it is a key measure used by the company’s management and board of directors to understand and evaluate the company’s operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. In particular, the company believes that the exclusion of certain items in calculating adjusted EBITDA can produce a useful measure for period-to-period comparisons of the company’s business. Further, Blue Apron uses adjusted EBITDA to evaluate its operating performance and trends and make planning decisions, and it believes that adjusted EBITDA helps identify underlying trends in its business that could otherwise be masked by the effect of the items that the company excludes. Accordingly, Blue Apron believes that adjusted EBITDA provides useful information to investors and others in understanding and evaluating its operating results, enhancing the overall understanding of the company’s past performance and future prospects, and allowing for greater transparency with respect to key financial metrics used by its management in its financial and operational decision-making.

There are a number of limitations related to the use of adjusted EBITDA rather than net income (loss), which is the most directly comparable GAAP equivalent. Some of these limitations are:

●	adjusted EBITDA excludes share-based compensation expense, as share-based compensation expense has recently been, and will continue to be for the foreseeable future, a significant recurring expense for the company’s business and an important part of its compensation strategy;
●	adjusted EBITDA excludes depreciation and amortization expense and, although these are non-cash expenses, the assets being depreciated may have to be replaced in the future;
●	adjusted EBITDA excludes other operating expense, as other operating expense represents non-cash impairment charges on long-lived assets, a non-cash gain, net of termination fee, on lease termination, a charge for an estimated legal settlement and restructuring costs;
●	adjusted EBITDA does not reflect interest expense, or the cash requirements necessary to service interest, which reduces cash available to us;
●	adjusted EBITDA does not reflect income tax payments that reduce cash available to us; and
●	other companies, including companies in the company’s industry, may calculate adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

The company defines free cash flow as net cash from (used in) operating activities less purchases of property and equipment. The company presents free cash flow because it is used by the company’s management and board of directors as an indicator of the amount of cash the company generates or uses and to evaluate the company’s ability to satisfy current and future obligations and to fund future business opportunities. Accordingly, Blue Apron believes that free cash flow provides useful information to investors and others in understanding and evaluating its operating results, enhancing the overall understanding of the company’s ability to satisfy its financial obligations and pursue business opportunities, and allowing for greater transparency with respect to a key financial metric used by its management in its financial and operational decision making.

There are a number of limitations related to the use of free cash flow rather than net cash from (used in) operating activities, which is the most directly comparable GAAP equivalent. Some of these limitations are:

●	free cash flow is not a measure of cash available for discretionary expenditures since the company has certain non-discretionary obligations such as debt repayments or capital lease obligations that are not deducted from the measure; and

●	other companies, including companies in the company’s industry, may calculate free cash flow differently, which reduces its usefulness as a comparative measure.

Because of these limitations, adjusted EBITDA and free cash flow should be considered together with other financial information presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures to the most directly comparable measures calculated in accordance with GAAP is set forth below under the heading “Reconciliation of Non-GAAP Financial Measures”.

Use of Key Customer Metrics

This press release includes various key customer metrics that we use to evaluate our business and operations, measure our performance, identify trends affecting our business, project our future performance, and make strategic decisions. You should read these metrics in conjunction with our financial statements. We define and determine our key customer metrics as follows:

Orders

We define Orders as the number of paid orders by our Customers across our meal, wine and market products sold on our e-commerce platforms in any reporting period, inclusive of orders that may have eventually been refunded or credited to customers.

Customers

We determine our number of Customers by counting the total number of individual customers who have paid for at least one Order from Blue Apron across our meal, wine or market products sold on our e-commerce platforms in a given reporting period.

Average Order Value

We define Average Order Value as our net revenue from our meal, wine and market products sold on our e-commerce platforms in a given reporting period divided by the number of Orders in that period.

Orders per Customer

We define Orders per Customer as the number of Orders in a given reporting period divided by the number of Customers in that period.

Average Revenue per Customer

We define Average Revenue per Customer as our net revenue from our meal, wine and market products sold on our e-commerce platforms in a given reporting period divided by the number of Customers in that period.

Media Contact

Muriel Lussier

Blue Apron

muriel.lussier@blueapron.com

Investor Contact

investor.relations@blueapron.com

aprn@jcir.com

BLUE APRON HOLDINGS, INC.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31,	December 31,
	2020	2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$44,122	$43,531
Accounts receivable, net	116	248
Inventories, net	18,185	25,106
Prepaid expenses and other current assets	23,651	8,864
Total current assets	86,074	77,749
Property and equipment, net	125,208	181,806
Other noncurrent assets	4,053	6,510
TOTAL ASSETS	$215,335	$266,065
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$23,691	$23,972
Accrued expenses and other current liabilities	41,632	30,366
Current portion of long-term debt	3,500	—
Deferred revenue	6,269	6,120
Total current liabilities	75,092	60,458
Long-term debt	28,747	53,464
Facility financing obligation	35,957	71,689
Other noncurrent liabilities	11,564	12,455
TOTAL LIABILITIES	151,360	198,066
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	63,975	67,999
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$215,335	$266,065

BLUE APRON HOLDINGS, INC.

Condensed Consolidated Statement of Operations

(In thousands, except share and per-share data)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019

Net revenue	$115,458	$94,322	$460,608	$454,868
Operating expenses:
Cost of goods sold, excluding depreciation and amortization	69,919	57,565	282,924	279,135
Marketing	12,479	12,059	49,934	48,133
Product, technology, general and administrative	36,847	35,326	137,244	144,925
Depreciation and amortization	5,704	6,921	24,503	31,200
Other operating expense	—	2,080	4,567	3,571
Total operating expenses	124,949	113,951	499,172	506,964
Income (loss) from operations	(9,491)	(19,629)	(38,564)	(52,096)
Interest income (expense), net	(2,370)	(2,225)	(7,548)	(8,943)
Income (loss) before income taxes	(11,861)	(21,854)	(46,112)	(61,039)
Benefit (provision) for income taxes	—	(8)	(42)	(42)
Net income (loss)	$(11,861)	$(21,862)	$(46,154)	$(61,081)

Net income (loss) per share - basic	$(0.67)	$(1.66)	$(3.06)	$(4.67)
Net income (loss) per share - diluted	$(0.67)	$(1.66)	$(3.06)	$(4.67)
Weighted-average shares outstanding - basic	17,755,643	13,208,773	15,098,783	13,089,908
Weighted-average shares outstanding - diluted	17,755,643	13,208,773	15,098,783	13,089,908

BLUE APRON HOLDINGS, INC.

Condensed Consolidated Statement of Cash Flows

(In thousands)

(Unaudited)

	Year Ended
	December 31,
	2020	2019

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(46,154)	$(61,081)
Adjustments to reconcile net income (loss) to net cash from (used in) operating activities:
Depreciation and amortization of property and equipment	24,503	31,200
Loss (gain) on disposal of property and equipment	17	273
Loss (gain) on build-to-suit accounting derecognition	(4,936)	—
Loss on impairment	7,585	1,261
Changes in reserves and allowances	(807)	(140)
Share-based compensation	8,457	8,970
Non-cash interest expense	1,452	601
Changes in operating assets and liabilities:	4,511	2,450
Net cash from (used in) operating activities	(5,372)	(16,466)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(5,997)	(5,220)
Proceeds from sale of property and equipment	220	739
Net cash from (used in) investing activities	(5,777)	(4,481)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock, net of offering costs	32,867	—
Net proceeds from debt issuance	34,028	—
Repayments of debt	(55,553)	(28,900)
Payments of debt issuance costs	(1,076)	(812)
Proceeds from exercise of stock options	487	51
Principal payments on capital lease obligations	(205)	(256)
Net cash from (used in) financing activities	10,548	(29,917)
NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	(601)	(50,864)
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH — Beginning of period	46,443	97,307
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH — End of period	$45,842	$46,443

BLUE APRON HOLDINGS, INC.

Reconciliation of Non-GAAP Financial Measures

(In thousands)

(Unaudited)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2020	2020	2019	2020	2019
Reconciliation of net income (loss) to adjusted EBITDA
Net income (loss)	$(11,861)	$(15,262)	$(21,862)	$(46,154)	$(61,081)
Share-based compensation	2,119	2,089	2,301	8,457	8,970
Depreciation and amortization	5,704	5,871	6,921	24,503	31,200
Other operating expense	—	1,100	2,080	4,567	3,571
Interest (income) expense, net	2,370	1,482	2,225	7,548	8,943
Provision (benefit) for income taxes	—	14	8	42	42
Adjusted EBITDA	$(1,668)	$(4,706)	$(8,327)	$(1,037)	$(8,355)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Reconciliation of net cash from (used in) operating activities to free cash flow
Net cash from (used in) operating activities	$(1,320)	$(10,893)	$(5,372)	$(16,466)
Purchases of property and equipment	(1,220)	(1,320)	(5,997)	(5,220)
Free cash flow	$(2,540)	$(12,213)	$(11,369)	$(21,686)

First Quarter 2021 Outlook

Three Months Ended
March 31, 2021
Low
Reconciliation of net income (loss) to adjusted EBITDA
Net income (loss)	$(16,000)
Share-based compensation	2,300
Depreciation and amortization	6,000
Interest (income) expense, net	1,700
Provision (benefit) for income taxes	0
Adjusted EBITDA	$(6,000)